                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[   ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
================================================================================
1. Name and Address of Reporting Person*

    The Goldman Sachs Group, Inc.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

    85 Broad Street
--------------------------------------------------------------------------------
                                    (Street)

    New York,                        New York             10004
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol

   Rock of Ages Corporation
   (ROAC)
================================================================================
3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


================================================================================
4. Statement for Month/Year

   October/1999
================================================================================
5. If Amendment, Date of Original (Month/Year)


================================================================================
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



               -------------------------------------------

================================================================================
7. Individual or Joint/Group Filing (Check Applicable Line)

   [   ] Form filed by One Reporting Person
   [ X ] Form filed by More than One Reporting Person

================================================================================

====================================================================================================================================
                              Table I -- Non-Derivative Securities Acquired, Disposed of,                                          |
                                                 or Beneficially Owned                                                             |
====================================================================================================================================
                                    |            |            |                                |              |6.       |          |
                                    |            |            | 4.                             |5.            |Owner-   |          |
                                    |            |            | Securities Acquired (A) or     |Amount of     |ship     |          |
                                    |            | 3.         | Disposed of (D)                |Securities    |Form:    |7.        |
                                    |2.          | Transaction| (Instr. 3, 4 and 5)            |Beneficially  |Direct   |Nature of |
                                    |Transaction | Code       | -------------------------------|Owned at End  |(D) or   |Indirect  |
1.                                  |Date        | (Instr. 8) |               | (A) |          |of Month      |Indirect |Beneficial|
Title of Security                   |(Month/Day/ | -----------|     Amount    | or  |  Price   |(Instr. 3     |(I)      |Ownership |
(Instr. 3)                          |Year)       |  Code  | V |               | (D) |          |and 4)        |(Instr.4)|(Instr. 4)|
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |   10/18/99 |   S    |   |       01      | D   |  $6.9375 |      02      |    02   |   02     |
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

FORM 4 (continued)

====================================================================================================================================
                    Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                 |
                            (e.g., puts, calls, warrants, options, convertible securities)                                         |
====================================================================================================================================

               |        |        |      |               |                 |                       |        |9.       |10.   |      |
               |        |        |      |               |                 |                       |        |Number   |Owner-|      |
               |        |        |      |               |                 |                       |        |of       |ship  |      |
               |2.      |        |      |               |                 |                       |        |Deriv-   |of    |      |
               |Conver- |        |      | 5.            |                 |7.                     |        |ative    |Deriv-|11.   |
               |sion    |        |      | Number of     |                 |Title and Amount       |        |Secur-   |ative |Nature|
               |or      |        |      | Derivative    |6.               |of Underlying          |8.      |ities    |Secur-|of    |
               |Exer-   |        |4.    | Securities    |Date             |Securities             |Price   |Bene-    |ity:  |In-   |
               |cise    |3.      |Trans-| Acquired (A)  |Exercisable and  |(Instr. 3 and 4)       |of      |ficially |Direct|direct|
               |Price   |Trans-  |action| or Disposed   |Expiration Date  |-----------------------|Deriv-  |Owned    |(D) or|Bene- |
1.             |of      |action  |Code  | of (D)        |(Month/Day/Year) |             |Amount   |ative   |at End   |In-   |ficial|
Title of       |Deriv-  |Date    |(Instr| (Instr. 3,    |-----------------|             |or       |Secur-  |of       |direct|Owner-|
Derivative     |ative   |(Month/ |8)    | 4 and 5)      |Date    |Expira- |             |Number   |ity     |Month    |(I)   |ship  |
Security       |Secur-  |Day/    |------| ------------  |Exer-   |tion    |             |of       |(Instr. |(Instr.  |(Instr|(Instr|
(Instr. 3)     |ity     |Year)   |Code|V|  (A)  | (D)   |cisable |Date    |Title        |Shares   |5)      |4)       |4)    |4)    |
-----------------------------------------------------------------------------------------------------------------------------------|
               |        |        |    | |       |       |        |        |             |         |        |         |      |      |
               |        |        |    | |       |       |        |        |             |         |        |         |      |      |
====================================================================================================================================

Instruction 4(b)(v) list of other Reporting Persons:

This statement is being filed by Goldman Sachs Performance Partners, L.P. ("Performance Partners"), Goldman Sachs Performance Partners (Offshore), L.P. ("Performance Partners Offshore" and, together with Performance Partners, the "Limited Partnerships"), Commodities Corporation LLC ("Commodities Corp."), Goldman, Sachs & Co. ("Goldman Sachs") and The Goldman Sachs Group, Inc. ("GS Group" and, together with Performance Partners, Performance Partners Offshore, Commodities Corp. and Goldman Sachs, the "Reporting Persons"). The principal business address of each of Goldman Sachs and GS Group is 85 Broad Street, New York, New York 10004. The principal business address of each of Commodities Corp., Performance Partners and Performance Partners Offshore is 701 Mount Lucas Road, Princeton, New Jersey 08540.

Explanation of Responses:

01: Performance Partners sold 3,300 shares of Class A Common Stock of the Issuer ("Common Stock") and Performance Partners Offshore sold 2,200 shares of Common Stock.

02: Goldman Sachs and GS Group may be deemed to own beneficially and indirectly in the aggregate 56,000 shares of Common Stock through the Limited Partnerships. Commodities Corp. is the general partner and trading manager of the Limited Partnerships. Commodities Corp. is a subsidiary of GS Group and an advisory affiliate of a separate operating division of Goldman Sachs. Goldman Sachs is an indirect wholly-owned subsidiary of GS Group. Goldman Sachs and GS Group each disclaim beneficial ownership of the securities reported herein except to the extent of their pecuniary interest therein.

Performance Partners may be deemed to own beneficially and directly and its general partner, Commodities Corp., may be deemed to own beneficially and indirectly 34,300 shares of Common Stock. Commodities Corp. disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

Performance Partners Offshore may be deemed to own beneficially and directly and its general partner, Commodities Corp., may be deemed to own beneficially and indirectly 21,700 shares of Common Stock. Commodities Corp. disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.


**Signatures:

GOLDMAN SACHS PERFORMANCE PARTNERS, L.P.


By:  s/ Hans L. Reich
     -------------------------
     Name:   Hans L. Reich
     Title:  Attorney-in-fact


GOLDMAN SACHS PERFORMANCE PARTNERS (OFFSHORE), L.P.


By:  s/ Hans L. Reich
     ------------------------
     Name:   Hans L. Reich
     Title:  Attorney-in-fact


COMMODITIES CORPORATION LLC


By:  s/ Hans L. Reich
     -----------------------
     Name:   Hans L. Reich
     Title:  Attorney-in-fact



THE GOLDMAN SACHS GROUP, INC.


By:  s/ Hans L. Reich
     -----------------------
     Name:   Hans L. Reich
     Title:  Attorney-in-fact



GOLDMAN, SACHS & CO.


By:  s/ Hans L. Reich
     -----------------------
     Name:   Hans L. Reich
     Title:  Attorney-in-fact


Date:    November 10, 1999



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.


       Alternatively,   this  Form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.